Exhibit 99

News Release	The Ryland Group, Inc. www.ryland.com

FOR IMMEDIATE RELEASE

CONTACT:

Drew Mackintosh, Vice President,

Investor Relations

(818) 223-7548

Marya Barlow, Director,
Communications	(818) 223-7591

RYLAND REPORTS RESULTS FOR THE THIRD QUARTER OF 2008

CALABASAS, Calif. (October 22, 2008) – The Ryland Group, Inc. (NYSE: RYL), today announced results for its third quarter ended September 30, 2008.  Items of note included:

•      Cash from operations totaled $101.0 million for the quarter ended September 30, 2008;

•      Cash balance of $344.8 million as of September 30, 2008;

•      Net debt-to-total capital ratio was 35.9 percent at September 30, 2008;

•      Pretax charges for inventory valuation adjustments were $60.4 million, while option deposits and feasibility write-offs were $4.3 million;

•      Loss of $1.54 per share for the quarter ended September 30, 2008, included inventory valuation adjustments, write-offs and a $16.5 million, or $0.39 per share, noncash income tax charge, compared to a loss of $1.30 per share for the same period in 2007;

•      Consolidated revenues of $543.8 million for the quarter ended September 30, 2008, reflected a decrease of 26.2 percent from the quarter ended September 30, 2007;

•      Housing gross profit margins averaged 11.8 percent prior to inventory valuation adjustments and write-offs for the quarter ended September 30, 2008, compared to 17.4 percent for the same period in 2007.  Including the inventory valuation adjustments, housing gross profit margins averaged 0.8 percent for the third quarter of 2008, compared to negative 0.3 percent for the same period in 2007;

•      Selling, general and administrative expenses, as a percentage of homebuilding revenue, were 11.6 percent for the third quarter of 2008, compared to 13.8 percent for the second quarter of 2008 and 12.3 percent for the third quarter of 2007;

•      Closings totaled 2,017 units for the quarter ended September 30, 2008, reflecting a 19.2 percent decrease from the same period in the prior year;

•      New orders in the third quarter of 2008 declined 31.6 percent to 1,284 units from 1,876 units in the third quarter of 2007;

•      Inventory of houses started and unsold decreased by 12.6 percent to 719 units at September 30, 2008, from 823 units at December 31, 2007.

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RYLAND THIRD-QUARTER RESULTS

RESULTS FOR THE THIRD QUARTER OF 2008

For the third quarter ended September 30, 2008, the Company reported a consolidated net loss of $65.7 million, or $1.54 per diluted share, compared to a loss of $54.7 million, or $1.30 per diluted share, for the same period in 2007.  The Company had inventory valuation adjustments and option deposit and feasibility write-offs totaling $64.7 million, as well as a noncash income tax charge of $16.5 million, during the third quarter ended September 30, 2008.

The homebuilding segments reported a pretax loss of $72.4 million during the third quarter of 2008, compared to a pretax loss of $90.0 million for the same period in 2007.  The reduction in loss was primarily due to lower inventory valuation adjustments and write-offs, partially offset by a decline in closings and margins.

Homebuilding revenues decreased 26.7 percent to $526.2 million for the third quarter of 2008, compared to $717.5 million for the same period in 2007.  This decline was primarily attributable to closings totaling 2,017 units for the third quarter ended September 30, 2008, reflecting a 19.2 percent decrease from closings totaling 2,495 units for the same period in the prior year, and to a 10.6 percent decline in the average closing price of a home, which dropped to $254,000 for the quarter ended September 30, 2008, from $284,000 for the same period in 2007.  Homebuilding revenues for the third quarter of 2008 included $13.9 million from land sales, which contributed net losses of $7.2 million to pretax losses in 2008, compared to $8.3 million from land sales for the third quarter of 2007, which contributed a net gain of $1.3 million to pretax losses in 2007.

New orders of 1,284 units for the quarter ended September 30, 2008, represented a decrease of 31.6 percent, compared to new orders of 1,876 units for the same period in 2007.  For the third quarter of 2008, new order dollars declined 33.8 percent to $325.3 million from $491.4 million for the third quarter of 2007.  Backlog at the end of the third quarter of 2008 decreased 19.8 percent to 2,969 units from 3,702 units at June 30, 2008, and decreased 31.5 percent from 4,334 units at the end of the third quarter of 2007.  At September 30, 2008, the dollar value of the Company’s backlog was $768.9 million, reflecting a decrease of 19.5 percent from June 30, 2008, and a decline of 38.0 percent from September 30, 2007.

Housing gross profit margins averaged 11.8 percent prior to inventory valuation adjustments and write-offs for the quarter ended September 30, 2008, compared to 17.4 percent for the same period in 2007. This decrease was primarily due to increased sales incentives and price reductions that related to home deliveries for the third quarter of 2008.  Including the valuation adjustments, housing gross profit margins averaged 0.8 percent for the third quarter of 2008, compared to negative 0.3 percent for the same period in 2007.  The gross profit margin from land sales was negative 52.0 percent for the third quarter ended September 30, 2008, compared to 15.7 percent for the same period in 2007.  Selling, general and administrative expenses, as a percentage of homebuilding revenue, were 11.6 percent for the third quarter of 2008, compared to 13.8 percent for the second quarter of 2008 and 12.3 percent for the third quarter of 2007.

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RYLAND THIRD-QUARTER RESULTS

This decrease was primarily attributable to cost saving initiatives, including lower marketing and advertising costs per unit, partially offset by severance and model abandonment costs totaling $4.9 million.  For the third quarter ended September 30, 2008, selling, general and administrative expense dollars decreased $26.8 million from the same period in the prior year.  The homebuilding segments capitalized all interest incurred during the third quarters ended September 30, 2008 and 2007.

Corporate expenses were $14.3 million for the third quarter of 2008, compared to $11.1 million for the same period in the prior year.  This increase was primarily due to a $2.0 million decline in the market value of investments included within the Company’s benefit plans.

During the third quarter of 2008, the Company provided $101.0 million of cash from operations and $56.2 million of cash from the termination of a deferred compensation plan for distribution to participants in the fourth quarter of 2008.  This termination provides a current year tax benefit to the Company.  The Company used $11.7 million for investing and financing activities.

The Company’s financial services segment, which includes mortgage, title, escrow and insurance services, reported pretax earnings of $6.0 million for the third quarter of 2008, compared to pretax earnings of $6.8 million for the same period in 2007.  This decrease was primarily attributable to a 15.1 percent decline in the number of mortgages originated, due to a slowdown in the homebuilding market, and to an 8.1 percent decrease in average loan size, partially offset by a $1.2 million gain related to the 2008 implementation of Staff Accounting Bulletin No. 109, which requires that servicing rights related to interest rate lock commitments be recorded at fair value.  The capture rate of mortgages originated for homebuilding customers of the Company was 82.8 percent for the third quarter of 2008, compared to 77.7 percent for the same period in 2007.

RESULTS FOR THE FIRST NINE MONTHS OF 2008

For the nine months ended September 30, 2008, the Company reported a consolidated net loss of $336.7 million, or $7.94 per diluted share, compared to a loss of $131.6 million, or $3.12 per diluted share, for the same period in 2007.  The Company had inventory and other valuation adjustments, joint venture impairments, and option deposit and feasibility write-offs totaling $273.2 million, as well as a noncash income tax charge of $140.5 million, for the nine months ended September 30, 2008.

The homebuilding segments reported a pretax loss of $303.2 million during the first nine months of 2008, compared to a pretax loss of $213.7 million for the same period in 2007.  The higher loss was primarily due to the impact of inventory valuation adjustments and write-offs, a decline in closings and lower margins.

Homebuilding revenues decreased 34.4 percent to $1.4 billion for the first nine months of 2008, compared to $2.1 billion for the same period in 2007.  This decline was primarily attributable to closings totaling 5,388 units for the nine months ended September 30, 2008, reflecting a 25.8 percent decrease from closings totaling 7,258 units for the same period in the prior year, and to a 12.4 percent decrease in the

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RYLAND THIRD-QUARTER RESULTS

average closing price of a home, which declined to $255,000 for the nine-month period ended September 30, 2008, from $291,000 for the nine-month period ended September 30, 2007.  Homebuilding revenues for the first nine months of 2008 included $25.4 million from land sales, which contributed a net loss of $6.2 million to pretax losses in 2008, compared to $15.2 million from land sales for the first nine months of 2007, which contributed a net gain of $2.4 million to pretax losses in 2007.

New orders of 5,488 units for the nine months ended September 30, 2008, represented a decrease of 25.7 percent, compared to new orders of 7,386 units for the same period in 2007.  For the nine months of 2008, new order dollars declined 34.3 percent to $1.4 billion from $2.1 billion for the same period in 2007.

Housing gross profit margins averaged 12.1 percent prior to inventory and joint venture valuation adjustments and write-offs for the nine months ended September 30, 2008, compared to 18.3 percent for the same period in 2007.  This decrease was primarily due to price reductions and increased sales incentives that related to home deliveries for the first nine months of 2008.  Including the valuation and other adjustments, housing gross profit margins averaged negative 4.4 percent for the first nine months of 2008, compared to 5.4 percent for the same period in 2007.  The gross profit margin from land sales was negative 24.3 percent for the nine months ended September 30, 2008, compared to 15.7 percent for the same period in 2007.  Selling, general and administrative expenses, as a percentage of homebuilding revenue, were 13.6 percent for the first nine months of 2008, compared to 12.5 percent for the same period in 2007.  This increase was primarily attributable to a decline in revenues, as well as to severance and model abandonment costs totaling $11.7 million and a rise in marketing and advertising costs per unit, partially offset by a $15.4 million goodwill impairment charge in the first quarter of 2007.  For the nine months ended September 30, 2008, selling, general and administrative expense dollars decreased $76.6 million from the same period in the prior year.  The homebuilding segments capitalized all interest incurred during the nine-month periods ended September 30, 2008 and 2007.

Corporate expenses were $31.5 million for the first nine months of 2008, compared to $24.7 million for the same period in the prior year.  This increase was primarily due to a $5.0 million decline in the market value of investments included within the Company’s benefit plans and higher compensation costs.

The Company’s financial services segment, which includes mortgage, title, escrow and insurance services, reported pretax earnings of $18.1 million for the first nine months ended September 30, 2008, compared to pretax earnings of $24.6 million for the same period in 2007.  This decrease was primarily attributable to a 23.0 percent decline in the number of mortgages originated, due to a slowdown in the homebuilding market, and to an 11.6 percent decrease in average loan size, partially offset by a $4.5 million gain related to the 2008 implementation of Staff Accounting Bulletin No. 109, which requires that servicing rights related to interest rate lock commitments be recorded at fair value.  The capture rate of mortgages originated for the Company’s homebuilding customers was 82.7 percent for the first nine months of 2008, compared to 78.9 percent for the same period in 2007.

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RYLAND THIRD-QUARTER RESULTS

NONCASH TAX CHARGE FOR A DEFERRED TAX VALUATION ALLOWANCE

During the third quarter of 2008, the Company recorded a noncash tax charge of $16.5 million for an additional valuation allowance related to its deferred tax assets.  This was reflected as a charge to income tax expense and resulted in a reduction of the Company’s deferred tax assets.  The income tax valuation allowance charges totaled $140.5 million for the nine months ended September 30, 2008, bringing the total balance of the deferred tax valuation allowance to $215.7 million as of September 30, 2008.  Consequently, the Company’s effective tax benefit rate was 18.5 percent for the quarter ended September 30, 2008, compared to an effective tax benefit rate of 42.1 percent for the same period in 2007.  Due to the uncertainty of current market conditions, the Company is unable to provide precise annual effective rate guidance at this time.

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RYLAND THIRD-QUARTER RESULTS

Headquartered in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  Since its founding in 1967, Ryland has built more than 280,000 homes and financed more than 235,000 mortgages.  The Company currently operates in 15 states and 19 homebuilding divisions across the country and is listed on the New York Stock Exchange under the symbol “RYL.”  For more information, please visit www.ryland.com.

Note:  Certain statements in this press release may be regarded as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may qualify for the safe harbor provided for in Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s expectations and beliefs concerning future events, and no assurance can be given that the future results described in this press release will be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “anticipate,” “believe,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “likely,” “may,” “plan,” “project,” “should,” “target,” “will” or other similar words or phrases. All forward-looking statements contained herein are based upon information available to the Company on the date of this press release. Except as may be required under applicable law, the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. The factors and assumptions upon which any forward-looking statements herein are based are subject to risks and uncertainties which include, among others:

•      economic changes nationally or in the Company’s local markets, including volatility and increases in interest rates, inflation, changes in consumer demand and confidence levels and the state of the market for homes in general;

•      instability and uncertainty in the mortgage lending market, including revisions to underwriting standards for borrowers;

•      the availability and cost of land and the future value of land held or under development;

•      increased land development costs on projects under development;

•      shortages of skilled labor or raw materials used in the production of houses;

•      increased prices for labor, land and raw materials used in the production of houses;

•      increased competition;

•      failure to anticipate or react to changing consumer preferences in home design;

•      increased costs and delays in land development or home construction resulting from adverse weather conditions;

•      potential delays or increased costs in obtaining necessary permits as a result of changes to laws, regulations, or governmental policies (including those that affect zoning, density, building standards and the environment);

•      delays in obtaining approvals from applicable regulatory agencies and others in connection with the Company’s communities and land activities;

•      changes in the Company’s effective tax rate and assumptions and valuations related to its tax accounts;

•      the risk factors set forth in the Company’s most recent Annual Report on Form 10-K; and

•      other factors over which the Company has little or no control.

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Four financial-statement pages follow.

THE RYLAND GROUP, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(in thousands, except share data)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007

REVENUES
Homebuilding	$526,236	$717,487	$1,398,119	$2,131,428
Financial services	17,608	19,750	49,772	60,657
TOTAL REVENUES	543,844	737,237	1,447,891	2,192,085

EXPENSES
Cost of sales	537,555	719,487	1,468,698	2,078,701
(Earnings) loss from unconsolidated joint ventures	(82)	(9)	42,625	(128)
Selling, general and administrative	61,120	87,969	189,967	266,546
Financial services	11,631	12,920	31,722	36,012
Corporate	14,299	11,131	31,495	24,681
Expenses related to early retirement of debt	-	260	-	260
TOTAL EXPENSES	624,523	831,758	1,764,507	2,406,072

Earnings (loss) before taxes	(80,679)	(94,521)	(316,616)	(213,987)

Tax expense (benefit)	(14,961)	(39,781)	20,057	(82,371)

NET EARNINGS (LOSS)	$(65,718)	$(54,740)	$(336,673)	$(131,616)

NET EARNINGS (LOSS) PER COMMON SHARE
Basic	$(1.54)	$(1.30)	$(7.94)	$(3.12)
Diluted	(1.54)	(1.30)	(7.94)	(3.12)

AVERAGE COMMON SHARES OUTSTANDING
Basic	42,606,667	41,958,345	42,420,301	42,151,808
Diluted	42,606,667	41,958,345	42,420,301	42,151,808

THE RYLAND GROUP, INC. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	September 30,	December 31,
	2008	2007
	(Unaudited)

ASSETS
Cash and cash equivalents	$344,833	$243,614
Housing inventories
Homes under construction	663,499	717,992
Land under development and improved lots	596,340	949,726
Inventory held-for-sale	95,874	69,225
Consolidated inventory not owned	35,530	76,734
Total inventories	1,391,243	1,813,677
Property, plant and equipment	56,296	75,538
Net deferred taxes	80,077	158,065
Other	192,326	260,426
TOTAL ASSETS	2,064,775	2,551,320

LIABILITIES
Accounts payable	112,268	114,050
Accrued and other liabilities	350,155	404,545
Debt	784,147	839,080
TOTAL LIABILITIES	1,246,570	1,357,675

MINORITY INTEREST	33,787	68,919

STOCKHOLDERS’ EQUITY
Common stock, $1.00 par value:
Authorized—200,000,000 shares
Issued—42,644,467 shares at September 30, 2008
(42,151,085 shares at December 31, 2007)	42,644	42,151
Retained earnings	738,297	1,078,521
Accumulated other comprehensive income	3,477	4,054
TOTAL STOCKHOLDERS’ EQUITY	784,418	1,124,726
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,064,775	$2,551,320

THE RYLAND GROUP, INC. and Subsidiaries

SEGMENT INFORMATION (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
EARNINGS (LOSS) BEFORE TAXES (in thousands)
Homebuilding
North	$(35,734)	$9,903	$(121,970)	$39,065
Southeast	(4,321)	(9,215)	(64,308)	7,651
Texas	(14,917)	5,433	(18,747)	20,349
West	(17,385)	(96,081)	(98,146)	(280,756)
Financial services	5,977	6,830	18,050	24,645
Corporate and unallocated	(14,299)	(11,391)	(31,495)	(24,941)
Total	$(80,679)	$(94,521)	$(316,616)	$(213,987)
NEW ORDERS
Units
North	446	576	1,575	2,065
Southeast	321	537	1,507	2,031
Texas	312	400	1,533	1,911
West	205	363	873	1,379
Total	1,284	1,876	5,488	7,386
Dollars (in millions)
North	$120	$172	$427	$652
Southeast	83	135	371	562
Texas	72	86	334	398
West	50	98	222	449
Total	$325	$491	$1,354	$2,061
CLOSINGS
Units
North	603	692	1,589	1,998
Southeast	610	728	1,656	2,210
Texas	484	712	1,317	1,955
West	320	363	826	1,095
Total	2,017	2,495	5,388	7,258
Average closing price (in thousands)
North	$284	$325	$285	$321
Southeast	254	292	253	303
Texas	219	204	217	211
West	248	348	258	357
Total	$254	$284	$255	$291

OUTSTANDING CONTRACTS	September 30,
Units	2008	2007
North	952	1,224
Southeast	797	1,460
Texas	892	976
West	328	674
Total	2,969	4,334
Dollars (in millions)
North	$272	$398
Southeast	209	419
Texas	203	214
West	85	210
Total	$769	$1,241
Average price (in thousands)
North	$285	$323
Southeast	262	287
Texas	228	219
West	259	311
Total	$259	$286

THE RYLAND GROUP, INC. and Subsidiaries

FINANCIAL SERVICES SUPPLEMENTAL INFORMATION (Unaudited)

(in thousands, except origination data)

	Three months ended September 30,		Nine months ended September 30,
RESULTS OF OPERATIONS	2008	2007	2008	2007

Revenues
Net gains on sales of mortgages	$8,705	$6,010	$23,279	$21,329
Origination fees	4,646	6,129	12,600	18,359
Title/escrow/insurance	3,847	7,279	12,854	20,182
Interest and other	410	332	1,039	787
Total revenues	17,608	19,750	49,772	60,657
General and administrative expenses	11,631	12,920	31,722	36,012
Pretax earnings	$5,977	$6,830	$18,050	$24,645

OPERATIONAL DATA

Retail operations:
Originations (units)	1,562	1,839	4,159	5,401
Ryland Homes closings as a
percentage of total closings	99.6%	99.7%	99.4%	99.5%
Ryland Homes origination capture rate	82.8%	77.7%	82.7%	78.9%

Investment operations:
Mortgage-backed securities and
notes receivable average balance	$369	$406	$374	$462